POWER OF ATTORNEY

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With this Power of Attorney, the undersigned, Donald G. Southwell, hereby appoints each of John M. Boschelli, Lisa M. King, Christopher L. Moses, Scott Renwick, Richard Roeske, Dennis J. Sandelski, Frank J. Sodaro, and Dennis R. Vigneau so long as such individual remains an officer of Kemper Corporation, as the undersigned's true and lawful attorney-in-fact with the power and authority individually to execute and file on the undersigned's behalf all Forms 3, 4, 5, 144 and ID (including any amendments, successor or related forms thereto) that the undersigned may from time to time be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Kemper Corporation, and to take such other actions which such attorney-in-fact believes necessary or appropriate in connection with the filing of such forms.

This Power of Attorney shall revoke any Power of Attorney relating to the same subject that was previously executed by the undersigned, and shall continue until the undersigned is no longer required to file such forms or until earlier revoked in writing.  The undersigned acknowledges that none of the above-named persons nor Kemper Corporation is assuming any of the undersigned's responsibilities or obligations to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or any rules or regulations promulgated thereunder.

/s/ Donald G. Southwell

Donald G. Southwell

Printed Name

Dated:  August 10, 2012